Exhibit 99.1

JOINT UNION INITIATES JOB ACTION

AT RYERSON CHICAGO – AREA FACILITIES

Chicago, Illinois – March 6, 2006 – On March 6, 2006, members of Local Unions 9777 and 6787 represented by the United Steelworkers and Teamsters Local Union 714 initiated a strike at three Chicago area facilities of Joseph T. Ryerson and Son, Inc., a wholly owned subsidiary of Ryerson Inc. (RYI). The joint union represents approximately 540 employees at the Chicago, Illinois and Burns Harbor, Indiana facilities of Ryerson, which locations account for approximately 10 percent of the company’s sales. The company continues to operate the facilities.

As announced by the company on February 16, 2006, the collective bargaining contract for Ryerson’s Chicago-area facilities expired January 31, 2006. The union membership provided the joint union with authority to strike on February 12, 2006.

Representatives of the company and of the joint union have met a dozen times in January and February 2006. The joint union leadership seeks adoption of restrictive work rules, rather than continuing the job assignment flexibility that was negotiated in the last contract, according to Andrew Bruns, the Company’s Director of Labor Relations. “We have not gotten into economic issues yet,” he stated.

“We are prepared to service our customers,” stated Gary J. Niederpruem, Executive Vice President of the company. “Our plant supervisors and other management personnel, most of whom were promoted from bargaining unit jobs, have been assigned to operate the Chicago-area facilities.”

# # #

Ryerson is a leading metals service center in North America, with 2005 sales of $5.8 billion. Ryerson distributes and processes metals, primarily stainless steel, carbon steel and aluminum, through a network of more than 110 distribution facilities across the U.S., Canada, Mexico and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; the company’s ability to meet its payment obligations under its outstanding notes and other debt; potential dilutive effect of the company’s convertible notes on its earnings; required pension funding and other obligations; market competition; industry and customer consolidation; customer and supplier insolvencies; and labor relations.